Exhibit 99.1

NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES CLOSING OF PUBLIC OFFERING OF

$1.15 BILLION OF SENIOR NOTES

Houston, Texas – September 25, 2017...Southwestern Energy Company (NYSE: SWN) today announced the completion of its previously announced public offering (the “Offering”) of $1.15 billion aggregate principal amount of senior notes, consisting of $650 million aggregate principal amount of 7.500% senior notes due 2026 (the “2026 Notes”) and $500 million aggregate principal amount of its 7.750% senior notes due 2027 (the “2027 Notes” and, together with the 2026 Notes, the “Notes”), with net proceeds from the Offering totaling approximately $1,133 million after estimated underwriting discounts and offering expenses.

The Notes were sold to the public at a price of 100.000% of their face value for the 2026 Notes and 100.000% of their face value for the 2027 Notes.

The proceeds from the Offering were used to repay in full and terminate the Company’s Amended and Restated Term Loan Credit Agreement with various lenders and Bank of America, N.A., as administrative agent and lender, and the remaining net proceeds from the Offering, together with cash on hand, will be used to fund the Company’s previously announced tender offers and consent solicitation.

J.P. Morgan Securites LLC; Citigroup Global Markets Inc.; MUFG Securities Americas Inc.; BofA Merrill Lynch; Credit Agricole Securities (USA) Inc.; Mizuho Securities USA LLC; RBC Capital Markets, LLC and Wells Fargo Securities, LLC acted as joint book-running managers for the Offering. The Offering was made under an automatic shelf registration statement on Form S-3 (Registration No. 333-208074) filed by the Company with the Securities and Exchange Commission (“SEC”) and only by means of a prospectus supplement and accompanying prospectus. Prospective investors should read the prospectus supplement and the accompanying prospectus included in the registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the Offering. Copies of the prospectus supplement and the accompanying prospectus related to the Offering are available at no charge by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus and related prospectus supplement if you request it by contacting:

J.P. Morgan Securities LLC c/o Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, NY 11711 1-866-803-9204

This news release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described above, nor shall there be any sale of, or any solicitation of an offer to buy, these securities in any state or jurisdiction in which such offer, solicitation or sale of these securities would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Southwestern Energy Company is an independent energy company whose wholly owned subsidiaries are engaged in natural gas and oil exploration, development and production, natural gas gathering and marketing. Additional information on the company can be found on the Internet at http://www.swn.com.

Contact:

Randall Barron

Vice President & Treasurer

(832) 796-4851

randall_barron@swn.com

Jennifer Stewart

Senior Vice President and Chief Financial Officer – Interim

(832) 796-7770

jennifer_stewart@swn.com

Forward-Looking Statements

This news release includes forward-looking statements as defined under federal law, including those related to the Company’s offering and the use of proceeds. There can be no assurance that such expectation or belief will result or be achieved. The Company’s future actions and results can and will be affected by a variety of risks and other matters including, but not limited to, changes in commodity prices; changes in expected levels of natural gas and oil reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; international monetary conditions; unexpected cost increases; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to the Company’s business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting the Company’s business generally as set forth in its filings with the SEC. Unless legally required, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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